UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2012

EMULEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31353	51-0300558
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3333 Susan Street

Costa Mesa, California 92626

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (714) 662-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Emulex Corporation (the “Corporation”) has amended and restated its existing Key Employee Retention Agreement with Jeffrey W. Benck, President and Chief Operating Officer, effective as of April 26, 2012 to increase the cash severance payable from twelve (12) months to eighteen (18) months.

The amended Key Employee Retention Agreement for Mr. Benck provides that he is entitled to receive the following payments and benefits in the event of a termination of his employment by the Corporation without Cause, or him for Good Reason (each as defined in the agreement) during the period beginning twelve (12) months before and ending twenty-four (24) months after the effective date of a Change in Control (also as defined in the agreement):

•	a lump sum cash severance payment equal to eighteen (18) months of his base pay, inclusive of his target bonus level with respect to the fiscal year prior to his termination date;

•	continuation of his health insurance with all premiums paid by the Corporation for eighteen (18) months following the termination of his employment; and

•	full vesting and acceleration of his stock options and other stock awards and the right to exercise stock options for a period of twelve (12) months following his termination date.

The agreement also provides Mr. Benck with reimbursement of up to $15,000 for outplacement services utilized within the first twelve (12) months following termination of employment. If the severance payment and benefits received by Mr. Benck would be considered an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, thereby subjecting him to a 20% penalty excise tax, then the severance payment and benefits will be reduced to the extent that a reduction would result in Mr. Benck receiving a greater after-tax amount. Receipt of the foregoing severance payment and benefits is conditioned upon Mr. Benck’s compliance with the Corporation’s Employee Creation and Nondisclosure Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMULEX CORPORATION

Date: April 30, 2012	BY:	/s/ James M. McCluney
James M. McCluney Chief Executive Officer

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